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                                                       EXHIBIT 12

Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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All dollar amounts are stated in millions.
Six months ended June 30                         1994        1993
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Net income                                     $115.1      $ 99.0
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Income taxes                                     55.6        43.7
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Fixed charges:
  Interest expense (1)                          284.9       269.9
  Interest portion of rentals (2)                 4.1         2.6
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Total fixed charges                             289.0       272.5
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Total earnings as defined                      $459.7      $415.2
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Ratio of earnings to fixed charges               1.59        1.52
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Preferred stock dividends (3)                  $  5.3      $  6.8
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Ratio of earnings to combined fixed charges
  and preferred stock dividends                  1.56        1.49
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 32.6 and 30.6 percent for June 30, 1994 and 1993, respectively.

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